Exhibit 99.1

For Immediate Release

Wolfe Axelrod Weinberger Associates, LLC
Stephen D. Axelrod, CFA / Adam Lowensteiner
(212) 370-4500, (212) 370-4505 fax
steve@wolfeaxelrod.com, adam@wolfeaxelrod.com

IMPERIAL PETROLEUM, INC. ANNOUNCES RESIGNATION OF JOHN RYER

- Company Appoints Robert Willmann to Board of Directors -

MIDDLETOWN, Ind. – January 31, 2012 — Imperial Petroleum, Inc. (OTC QX: IPMN), a leading biodiesel and diversified alternative energy company, today announced that its Board of Directors has accepted the resignation of its former CEO and President, Mr. John Ryer, effective January 26, 2012. Mr. Ryer cited personal reasons for his departure. The Board of Directors has immediately begun a search for a replacement and has a few potential candidates already being reviewed. Mr. Tim Jones, CFO of Imperial Petroleum and President of e-biofuels, will act as interim-CEO and President until a replacement has been appointed.

The Company announced that it has appointed Mr. Robert Willmann (age 41) as a new director. Mr. Willmann is the owner and founder of State Safety and Compliance in Indianapolis, IN. As a successful business owner of eleven years, Mr. Willmann has dealt with a variety of organizational matters and management conditions including vendor relations, marketing and finance.

In addition, Mr. Willmann has served as an advisor to one of the country’s larger privately held Maintenance, Repair and Operations (MRO) and tooling companies for eight years. Mr. Willmann is married with three school aged children and a graduate of Indiana State University. He is active in many children’s charities in the Indianapolis area, including About Special Kids and Answers for Autism of Indiana.

Mr. Willmann commented, “I am pleased to join the Board of Directors at Imperial Petroleum and am looking forward to immediately contributing to the Company. I also consider it an honor and a privilege to be involved with a Company with so much growth potential.”

About Imperial Petroleum

Imperial is an energy company headquartered in Middletown, Indiana. The Company is engaged in three principal areas of energy production: (i) biodiesel and biofuels production, (ii) traditional oil and gas exploration and production and (iii) non-traditional oil production of heavy oil from mineable tar sands.

Forward Looking Statement

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements are reasonable, there can be no assurance that such expectations will prove to be correct.

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